Exhibit 99.1

Antero Resources Announces Borrowing Base Increase to $1.55 Billion

Denver, Colorado, May 7, 2012 — Antero Resources announced today that the borrowing base under its bank credit facility has been increased to $1.55 billion.  This represents a $350 million increase over Antero’s previous borrowing base which was determined in October 2011.  Lender commitments under the facility were increased to $950 million, a $100 million increase.  The $950 million commitment can be expanded to the full $1.55 billion borrowing base upon bank approval.  Antero also entered into an amendment with its bank group to increase the $1.5 billion maximum amount of the revolving credit facility to $2.5 billion in order to allow for future borrowing base growth.

All banks participating in Antero’s bank syndicate, which was formed in 2010, continue to be lenders in the credit facility, along with three new institutions.  The bank syndicate, which is co-led by J.P. Morgan Securities, LLC and Wells Fargo Securities, LLC, is a diversified group consisting of nine domestic and seven foreign institutions.  Antero currently has $215 million drawn under the credit facility and $21 million in letters of credit outstanding, resulting in approximately $715 million of readily available liquidity and approximately $1.3 billion of unused borrowing base capacity.  The next regular borrowing base redetermination is expected to occur in October 2012.  Antero has only $25 million of debt maturing before 2016.

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Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Piceance Basin in Colorado and the Arkoma Basin in Oklahoma.  Our website is www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil.  These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A.  Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.